Exhibit 14.1

CODE OF ETHICS POLICY
March 21, 2023

Our Bank's reputation of honesty, integrity and security is no greater than the personal reputations of our individual staff members. To protect this reputation and to assure uniformity in standards of conduct, the Bank must re-affirm and clarify its basic policy concerning conduct of Bank officials:

1.Employees, officers, directors, agents or attorneys ("Bank officials") of the Bank shall not solicit for themselves or for a third party (other than the Bank itself) anything of value from anyone in return for any business, service or confidential information of the Bank.

2.Bank officials should not accept anything of value (other than bona fide salary, wages and fees referred to in 18 US. C. 215) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated.

3.The following are exceptions to the general prohibition regarding acceptance of things of value in connection with bank business:

(a)if acceptance is based on a family or personal relationship existing independent of any business of the institution, provided the value is reasonable under the circumstances;

(b)if the benefit is available to the general public under the same conditions in which it is available to the Bank official;

(c)if the benefit is reasonable under the circumstances and would be paid for by the Bank as a reasonable business expense if not paid for by another party;

(d)if the benefit accepted is advertising or promotional material of reasonable value;

(e)loans from other financial institutions on terms available to other similarly situated customers to finance proper and usual activities of Bank officials;

(f)receipt of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment so long as the award is not of substantial value or lavish; and

Exhibit 14.1
(g)gifts of reasonable value that are related to commonly recognized events or occasions, such as promotions, new job, wedding, retirement, holiday or birthday.

4.The Bank may, on a case by case basis, approve other circumstances, not identified above, in which a Bank official may accept something of value in connection with Bank business. Such approvals must be in writing after full disclosure of all relevant facts so long as the approval is consistent with the bank bribery statute.

5.If a Bank official is offered or receives something of value from a customer or a vendor beyond what is authorized in the Bank's Code of Ethics Policy or if the value thereof exceeds $250, the Bank official must disclose that fact in writing to the Human Resource Committee.

6.A confidential relationship between the Bank and each of its customers must be maintained at all times. This is a fundamental principle of the banking business. Confidential information, such as account balances, anticipated changes in management or financial condition of customers, must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of bank business. Moreover, Bank officials must never make changes in their personal investment portfolios on the basis of such confidential information.

7.Full disclosure must be made in writing to the Chief Human Resources Officer of any ownership interest in any entity that is contemplating or is engaged in a contractual relationship with BankPlus.

8.Bank officials must never become a director or any official of a competing bank without first requesting specific approval by submitting your request to the Human Resource Committee. This becomes increasingly important as the Bank grows since many conflicting competitive interests may be involved.

9.Bank officials are prohibited from self-dealing or otherwise trading on their positions with the Bank or accepting from anyone doing or seeking to do business with the Bank a business opportunity not available to other persons or that is made available because of such official's position with the Bank.

10.Bank officials are free to invest in stocks and other securities at their discretion, but speculation, excessive borrowing or gambling are inconsistent with a Bank official's position and are prohibited.

11.Employees may not profit personally, directly or indirectly, as a result of knowledge about a security or other transaction that is non-public information they may become aware of in the course of working at BankPlus. Non-public information is information that has not been disseminated in a manner that would make it generally available to the public. Non-public information derived from working at the Bank must not be disclosed to anyone outside the organization or inside the organization without a need to know.